UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

November 20, 2013

Date of Report (date of Earliest Event Reported)

GAWK INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

NEVADA	333-180611	33-1220317
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S Employer Identification No.)

201 St. Charles Avenue, Suite 4700, New Orleans, LA 70170
(Address of principal executive offices and zip code)

888-754-6190
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On November 14, 2013, Gawk Incorporated (the “Purchaser”), and Poker Junkies Production, LLC (the “Seller”) closed on an Asset Purchase Agreement, dated November 14, 2013 (the “Asset Purchase Agreement”), whereby the Purchaser purchased from the Seller, all rights, title and interest in and to the motion picture currently entitled “Poker Junkies”, together with all other literary material and other intellectual property relating thereto in consideration in exchange for the Purchaser’s issuance to the Seller of 20 Series C Preferred Shares representing $20,000,000 worth of the Company’s Common Stock upon conversion in accordance with the Company’s Amended and Restated Articles of Incorporation and its Certificate of Designation of Rights, Privileges, Preferences and Restrictions of Series C Convertible Preferred Stock (the “Issued Shares”), and a Warrant to purchase 8,000,000 of the Company’s Series B Preferred Shares (the “Warrant Shares”).

In connection with the Stock Purchase, the company has continued its focus on the business of online distribution of all digital content.

The foregoing description of the terms of the Stock Purchase Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.1 to this report, which is incorporated by reference herein.

Item 5.02  Departure of Directors or Certain Directors; Election of Directors; Appointment of Certain Officers

Election of Director and Secretary

On November 19, 2013, the Board of Gawk Incorporated (the “Company”), appointed Mr. John Hermansen as a member of the Board of Directors, Chief Content Officer, and the Company’s Secretary.

John Hermansen, age 43, has produced over 250 episodes of television and five feature length motion pictures. He began working in production and as an assistant director on such notable studio films as Con Air, The Crucible, Almost Heroes, Waiting for Guffman, Home for the Holidays, as well as working with directors Tim Burton, Jodi Foster, Peter Yates, Barry Levinson, Christopher Guest, and James Cameron, leading to him becoming one of the youngest members to be accepted into the Director's Guild of America.

In 1999, Mr. Hermansen went on to Executive Produce, among others, MTV's #1 hit show Taildaters (over 130 episodes), MTV's Burned, GSN's Vegas Weddings Unveiled, The Style Networks' Ultimatum, and VH1's Love Songs.

He then went on to produce such notable feature films such as Poolhall Junkies, starring Christopher Walken, Chazz Palminteri and Rod Steiger, Kickin' It Old Skool, starring Jamie Kennedy, Gray Matters starring Heather Graham, Bridget Moynahan, Tom Cavanaugh, and Sissy Spacek and What Love Is starring Cuba Gooding, Jr., Matthew Lillard, Gina Gershon, Anne Heche and Sean Astin. In 2008, Mr. Hermansen produced the feature film Revenge of the Zeroes starring John Goodman and Jamie Kennedy.

Mr. Hermansen currently resides in Los Angeles, Ca. with his wife and two children.

Because Mr. Hermansen was the Managing Member of Poker Junkies Production, LLC at the time of the Asset Purchase Agreement, and because he presently remains in that position, the Company’s Asset Purchase Agreement with Poker Junkies Production, LLC on November 14, 2013 is regarded as related party transaction.

Mr. Hermansen is not a director of any other publicly registered company.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Articles of Incorporation

On November 11, 2013, the Board of Directors of the Company approved a proposal to amend the Company’s Articles of Incorporation (the “Articles of Incorporation”) to provide for an increase in the authorized shares of the Company's Common Stock and Preferred Stock. The Amended and Restated Articles of Incorporation of the Company were filed with the Nevada Secretary of State on November 14, 2013 and authorize Seven Hundred Fifty Million (750,000,000) shares of $.001 par value capital stock, of which One Hundred Million (100,000,000) shares are designated $.001 par value preferred stock (the “Preferred Stock”) and Six Hundred Fifty Million (650,000,000) shares are designated $.001 common stock (the “Common Stock”).

A copy of the Company's Amended and Restated Articles of Incorporation is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Certificates of Designation

Pursuant to the resolutions adopted by the Unanimous Written Consent of the Board of Directors Without a Meeting effective November 11, 2013, on November 14, 2013, the Company likewise filed with the Nevada Secretary of State two Certificates of Designation, setting forth the rights and restrictions upon two new Series of Preferred Stock authorized in the foregoing Amended and Restated Articles of Incorporation.

1) Series B Convertible Preferred Stock, consisting of Fifty Million (50,000,000) shares (the “Series B Stock”), with certain rights, privileges, preferences and restrictions as set forth in the Series B Preferred Stock Certificate of Designation; and

2) Series C Convertible Preferred Stock, consisting of One Hundred (100) shares (the “Series C Stock”), with certain rights, privileges, preferences and restrictions as set forth in Series C Preferred Stock Certificate of Designation.

Copies of the Series B Preferred Stock Certificate of Designation and the Series C Preferred Stock Certificate of Designation are attached hereto as Exhibit 10.03 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)                  Exhibits.

                      The following Exhibits are furnished herewith:

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated November 14, 2013, between Gawk Incorporated and Poker Junkies Production, LLC

10.2	Amended and Restated Articles of Incorporation

10.3	Certificates of Designation for Series B and Series C Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAWK INCORPORATED

Date: November 20, 2013	By:	/s/ SCOTT KETTLE
	Name:	Scott Kettle
	Title:	President, Chief Executive Officer, Treasurer, and Chief Financial Officer.